Exhibit 3.10

Qinghai Zhongtiancheng Resources Technology Co, Ltd. - A Wholly Foreign-Owned Enterprise

Articles of Association

Chapter One General

Article 1 In accordance with the Law of the PRC on Foreign-Funded Enterprises and the provisions of laws, decrees and regulations, Zhongtiancheng International Resources Investment Co, Ltd. is to create “Qinghai Zhongtiancheng Resources Technology Co, Ltd.” (hereinafter "the Company") in Dacahidam Town, Haixi State, Xining City, Qinghai Province, these articles of association are specially formulated.

Article 2 Overview of Investors

Corporate name: Zhongtiancheng International Resources Investment Co, Ltd.

Registered address: Virgin Islands

Legal representative: Zhang Mao

Nationality: China ID number: 630104194610270515

Article 3 Corporate name: Qinghai Zhongtiancheng Resources Technology Co, Ltd.

Registered address: No. 60, Renmin Road, Dachaidan Town, Haixi State, Qinghai Province

Article 4 The organizational structure is a limited liability Company, the liability of investors to the Company shall be limited to the amount it has contributed to the registered capital.

Article 5 The Company is an enterprise legal person in China, who shall be governed and protected by Chinese law, whose activities should abide by Chinese laws, decrees and relevant regulations.

Chapter Two The Tenet and Business Scope

Article 6 The Company tenet: adopt advanced and applicable technology and scientific management methods to improve product quality, develop new products, and be competitive in the international market in terms of quality and price, so as to improve economic benefits and make investors obtain satisfactory economic benefits.

Article 7 The business scope of the Company: comprehensive development and utilization of Salt Lake resources and product research & development, production and marketing of ulexite, pinnoite, boron oxide and lithium carbonate, purchase of Salt Lake development equipment and raw materials, boron exploitation, production and marketing of industrial salt (projects subject to approval pursuant to laws shall conduct business activities after gaining approval of relevant departments)

Chapter Three The Total Investment and Registered Capital

Article 8 The total investment of the Company is $1 million, the registered capital is $1 million.

Article 9 Investors’ contributions of the registered capital are invested in foreign exchange.

Article 10 The deadline of capital contributions subscribed by shareholder is: June 1st, 2038.

Article 11 The Company shall not reduce its registered capital during the period of operation.

Article 12 The increase, assignment and others of the registered capital shall be approved by the original approval authority and go through modification procedures in the original registration authority.

Article 13 No individual in the Company may embezzle, transfer or possess the Company's funds and property in any form.

Chapter Four Organizational Structure

Article 14 The functions and powers of investors are as follows:

(I) Decide on the business policies and investment plans of the Company;

(II) Appoint and replace executive director and supervisor of the Company and determine the remuneration of director and supervisor;

(III) Review and approve reports of executive director;

(IV) Review and approve reports of the supervisor;

(V) Review and approve the Company's proposed annual financial budgets and final account plan;

(VI) Review and approve the Company's profit distribution plans and plans for making up losses;

(VII) Pass resolutions on the increase or reduction of the Company's registered capital;

(VIII) Pass resolutions on the issuance of corporate bonds;

(IX) Pass resolutions on matters such as merger, division, dissolution, liquidation or change of the corporate form of the Company;

(X) Amend the Articles of Association of the Company;

Article 15 The Company has no board of directors and has one executive director who is appointed and replaced by investors. The executive director shall be the legal representative of the Company, and appointed by the investors and can be reappointed, meeting with a term of three years. The executive director may concurrently hold other senior posts in the Company besides the supervisor. When the new executive director isn’t elected timely upon expiration of a term, the former executive director shall still perform the duties in accordance with the provisions of laws, administrative regulations and articles of association before the re-elected executive director takes office.

Article 16 The functions and powers of executive director are as follows:

(I) Report work to investors;

(II) Implement decisions made by investors;

(III) Decide on the business policies and investment plans of the Company;

(IV) Working out the Company's annual financial budget plans and final account plans

(V) Working out the Company's profit distribution plans and plans for making up losses;

(VI) Working out the plan of increase or reduction of the Company's registered capital and the issuance of corporate bonds;

(VII)Working out the plan of merger, division, dissolution, liquidation or change of the corporate form of the Company;

(VIII) Decide on the establishment of internal management departments of the Company;

(IX) Decide on the hiring or dismissing of the Company’s general manager or his remuneration, and that of vice general manager and financial director in accordance with nomination of general manager;

(X) Working out the Company's basic management system;

(XI) Other rights entrusted to them by these Articles of Association of the Company;

Article 17 The Company has no board of supervisors and has one supervisor who is appointed and replaced by investors. The supervisor can serve for three years and can be reappointed after the expiration. The executive director or senior manages shall not concurrently hold the office of the supervisor.

When the new supervisor isn’t elected timely upon expiration of a term, the former supervisor shall still perform the duties in accordance with the provisions of laws, administrative regulations and articles of association before the re-elected supervisor takes office.

Article 18 The functions and powers of supervisor are as follows:

(I) Supervise the financial affairs of the Company;

(II) Supervise any behavior of the executive director or senior managers and demand the recall of deputies of the executive director or senior managers who violate laws, administrative regulations, and articles of association;

(III) Demand the executive director or the senior manager to correct any of their behaviors that compromise the Company’s interests;

(IV) Make proposals to investors;

(V) Bring a lawsuit against the executive director or the senior manager;

(VI) Investigate when finding an abnormal business situation; employ an accounting firm to assist the work when necessary, and the expenses shall be borne by the Company, so is the expenses for supervisors to exercise their functions and powers.

Article 19 The Company shall have a general manager, who is appointed or removed by the executive director. The general manager shall be responsible to the executive director and exercise the following functions and powers:

(I) Be in charge of the Company’s operation and management, and implement resolutions;

(II) Implement the Company’s annual operational plans and investment programs;

(III) Draw out a framework of the Company’s internal management;

(IV) Draw out basic management rules in the Company;

(V) Formulate specific rules in the Company;

(VI) Submit suggestions on the appointment or removal of vice manager and financial director;

(VII) Appoint or remove managerial personnel (rather than those appointed or removed by the executive director);

(VIII) Other functions as granted by the executive director.

Chapter Five Finance and Accounting System

Article 20 In accordance with the Accounting Law of the PRC and relevant financial rules, the financial accounting of the Company shall regularly send spreadsheet data of operation, assets, profits and losses audited by accountants to relevant competent departments and be under their supervision.

Article 21 The fiscal year of the Company shall adopt the Gregorian calendar, and it is a fiscal year from Jan. 1st to Dec. 31st.

Article 22 All vouchers, books and statements of the Company shall be written in Chinese.

Article 23 The Company shall adopt Renminbi as its accounting base currency. The calculation of converting Renminbi into other currencies is based on the foreign exchange published by the State Administration of Foreign Exchange of the PRC on the actual date of occurrence.

Article 24 The Company shall open accounts in RMB and foreign currency with the Bank of China or other Banks agreed by the Bank of China.

Article 25 The Company shall adopt the internationally accepted accrual system and debit and credit bookkeeping method to keep accounts.

Article 26 The following main contents should be registered in the Company's financial and accounting books:

I. All income and expense of the Company;

II. All sold or purchased goods and materials of the Company;

III. Registered capital and debt of the Company;

IV. Payment date, increase and transfer of investment capital of the Company;

V. Others matters shall be recorded.

Article The financial department of the Company shall prepare the balance sheet, profit and loss statement of the previous fiscal year in the first three months of the first fiscal year, which shall be submitted to the executive director for approval after being audited and signed by the auditor.

Article 28 In accordance with the relevant regulations and systems of the People's Republic of China, the financial department of a Company shall regularly and timely submit financial statements, annual balance sheets, profit and loss statements, etc. to the relevant administrative departments of the government.

Article 29 The operation and financial management of the Company shall be supervised by the competent government departments, industry and commerce, customs and other institutions, and shall provide convenience. The Company shall pay various taxes in accordance with the relevant regulations of China.

Article 30 All foreign exchange matters of the Company shall be handled in accordance with the Regulations on Foreign Exchange Control of the People's Republic of China and the relevant provisions. The Company shall solve the problem of foreign exchange balance on its own.

Chapter Six Profit Distribution

Article 31 The profit of the Company shall be distributed in accordance with the following terms:

1. The Company shall draw 10% common reserves from the after-tax profits, the executive director shall decide on the proportion of allocation and propose profit allocation plan at the same time.

2. The Company shall award employee bonus according to his contribution to the Company respectively.

3. The Company shall not allocate profits until losses are covered if there was a loss last year. The undrawn profits of the Company in the previous fiscal year could be taken together with the profits of this year.

Article 32 The Company has dependent business accounting, responsibility for their own profits and losses, and pays all kinds of taxes stipulated by the state in accordance with law.

Article 33 The profits that investors gained from Company could be remitted abroad in accordance with foreign exchange regulations.

Chapter Seven Staff

Article 34 The employment, recruitment, dismissal, wages, welfare, labor protection, labor discipline and others of the Company’s staff shall go through measures prescribed in the Labor Law of the People's Republic of China.

Article 35 Staff required by the Company shall be recruited publicly according to qualifications from interviews by the Company with the consent of the local labor management department.

Article 36 The Company has the right to give warning, demerit recording and pay cut to employees who violate the rules and regulations of the Company. If the circumstances are serious, the Company may dismiss and report them to the labor management department for filing.

Article 37 The Company shall sign labor contracts with each employee, in which the matters concerning the salary, welfare, rewards and punishments, labor protection and labor insurance of the employees should be stipulated in accordance with the relevant provisions of the People's Republic of China and the specific conditions of the Company.

Article 38 Employees of the Company have the right to establish labor union organizations and carry out activities in accordance with the provisions of the Labor Union Law of the People's Republic of China. The Company shall provide necessary conditions for the unions’ activities.

Chapter Eight Insurance

Article 39 The Company shall buy their various insurances from legal insurance companies in China. Types, the value and duration of insurance shall be decided by the executive directors in accordance with the stipulations of insurance Company.

Chapter Nine Term, Extension, Termination and Liquidation

Article 40 The term of the operation of the Company is 30 years, counting from the issuance date of business license.

Article 41 When the Company has 30 years of operation, a liquidation committee shall be formed within 15 days from the date of expiration and shall report results to the original approval authority for filing after the completion of liquidation.

Article 42 When the Company has 30 years of operation, if the Company needs to extend its business term, its legal representative shall submit a written application to the original approval authority at least 180 days prior to the expiration of its term with the consent of the investor. The term can be extended after approval, and modification formalities shall be handled in the original registration authority.

Article 43 In case of the following situations, the Company may terminate the business in advance.

I. The Company may suffer heavy losses and could afford to run it.

II. The Company may suffer losses caused by force majeure like natural disasters, wars and could afford to run it.

III. The Company may fail to obtain objectives of the operation and have no prospects for the future development.

When the Company terminates its business ahead of schedule, a liquidation committee shall be formed by the investor’s decision, the legal representative’s application, and the approval of approval authority, to clear up accounts in accordance with legal procedures and cancel the registration of the Company in the original registration authority. It shall publicly announce the termination of the Company after the cancellation of the business license.

Article 44 Do not dispose of the assets of the enterprise, except for the purposes of carrying out the liquidation, pending completion of liquidation,

Article 45 After the completion of liquidation, report it to the approval authority in order to cancel the registration in the original registration authority and invalidate business license.

Chapter Ten Supplementary Provisions

Article 46 The Articles of Associations shall be effective after the approval of approval authority.

Article 47 The amendment to the Articles of Association shall be decided by the investors and submitted to the original approval authority for approval.

Article 48 The Articles of Associations shall be written in Chinese. The Chinese version shall prevail, if there is English version of it.

Article 49 The Articles of Associations, enacted in Jun. 2018, Xining, Qinghai, China, shall take effect on the date of approval.

Investors:

June 6th, 2018